EXHIBIT 4.2

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 to Rights Agreement (this “Amendment No. 3”) is entered into on March 5, 2010, by and between OSI Systems, Inc., a California corporation (“Company”) and StockTrans, Inc., a Pennsylvania Corporation, as rights agent (the “Rights Agent”). This Amendment No. 3 amends the terms and conditions of that certain Rights Agreement, dated July 31, 2000, by and between the Company and U.S. Stock Transfer Corporation (the “Original Agreement”), as amended by Amendment No. 1 to Rights Agreement, dated December 21, 2004, by and between the Company and U.S. Stock Transfer Corporation (“Amendment No. 1”) and by Amendment No. 2 to Rights Agreement, dated January 30, 2009, by and between the Company and the Rights Agent (“Amendment No. 2”). The Original Agreement, as amended by Amendment No. 1, Amendment No. 2 and this Amendment No. 3 is collectively referred to herein as the “Rights Agreement.”

Recitals

Whereas, the Company’s Board of Directors (the “Board”) has approved the reincorporation of the Company from California to Delaware (the “Reincorporation”);

Whereas, if approved by the Company’s shareholders, the Company would effectuate the Reincorporation by merging the Company with and into a newly formed, Delaware corporation (“OSI Delaware”) and upon the effectiveness of such merger (the “Merger”) the Company would cease to exist and OSI Delaware would continue the business of the Company under the name “OSI Systems, Inc.”; and

Whereas, the Company desires to terminate the Rights Agreement upon the effective time and date of the Merger.

Agreement

Now Therefore, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Rights Agent hereby agree as follows:

1. This Amendment No. 3 shall not come into force or effect until the Merger is declared effective under the laws of the state of Delaware (the “Effective Time”).

2. The definition of “Final Expiration Date” in the Rights Agreement, and any and all references to July 31, 2018, are amended and replaced by this Amendment No. 3 with the time and date of the Effective Time.

3. This Amendment No. 3 may be executed in counterparts, including by way of facsimile or other electronic signature.

[Signature page follows.]

In Witness Whereof, the parties have signed this Amendment No. 3 as of the date first written above.

OSI SYSTEMS, INC.		STOCKTRANS, INC.

By:	/s/ Victor Sze	By:	/s/ Robert J. Winterle
Name:	Victor Sze	Name:	Robert J. Winterle
Its:	Executive Vice President & General Counsel	Its:	Vice President